Exhibit 99.1

electroCore Announces Second Quarter 2026 Financial Results

Second quarter 2026 net sales of $9.5 million, an increase of 28% over $7.4 million in the second quarter 2025

Net loss of $3.1 million decreased 17% from prior year with Adjusted EBITDA net loss improving 26% from prior-year period

Increasing 2026 revenue guidance to greater than 30% year-over-year growth

Company to host a conference call and webcast today, August 6, 2026, at 4:30 pm EDT

ROCKAWAY, NJ, August 6, 2026 (GLOBE NEWSWIRE) — electroCore, Inc. (Nasdaq: ECOR) (“electroCore” or the “Company”), a bioelectronic technology company, today announced financial results for the second quarter ended June 30, 2026. The Company reported quarterly revenue of $9.5 million, an increase of approximately 28% year-over-year, driven by continued growth in U.S. prescription sales in the U.S. Department of Veterans Affairs (“VA”) and direct-to-consumer Truvaga sales.

“This quarter marked a new era for our company as we implemented significant changes across our commercial organization to better position us for long-term success,” said Joshua Lev, Interim President and Chief Financial Officer of electroCore. “While these actions required investment and focus throughout the quarter, we believe they have strengthened our foundation, improved operating efficiency, and enhanced our ability to accelerate revenue growth. We are encouraged by the early results, and we believe these changes will help us drive sustainable top-line growth and achieve positive Adjusted EBITDA in the third quarter of 2027.”

Recent Operational Highlights

Veterans Affairs Channel Continues to Drive Prescription Growth

The VA continued to be the Company’s largest growth driver in the second quarter. Prescription (Rx) gammaCore revenue grew approximately 11% year-over-year Approximately 16,400 VA patients have received a gammaCore device, representing approximately 2.7% penetration of the estimated addressable VA headache market.

Quell Adoption Accelerates

Sales of the Quell product line were $1.3 million in the second quarter of 2026, growing approximately 700% year-over-year and approximately 30% over the first quarter of 2026. Cumulative Quell revenue is approximately $4.0 million since the acquisition from NeuroMetrix, Inc. (“NURO”) in May 2025, of which $3.8 million of Quell Fibromyalgia has been sold into the VA.

Truvaga Spend Decreases as Media Costs Expand

Truvaga revenue grew approximately 27% year-over-year to $1.3 million and decreased 17% from the prior period. The Company reduced its Truvaga spend in response to higher media pricing.

Evolution of the Commercial Organization

To promote sustained growth, the Company has made material structural changes to the commercial organization. The Company doubled the number of sales regions from three to six, promoting greater accountability in smaller geographic territories. The Company recruited, contracted, and trained 17 new 1099 representatives with renewed focus on new patients and refill rates at the individual VA account level and helped diversify revenue across a larger number of accounts.

These changes are also structured to improve our cost efficiency over time. The Company has redesigned the sales incentive plan to reduce sales and marketing expense as a percentage of revenue. The redesigned plan realigns the Company’s sales territories, eliminating overlapping, inefficient coverage that added cost without building durable accounts and should result in a reduction in incentive compensation variable expense from approximately 35% of prescription revenue to 27% and an overall reduction of the sales and marketing expense to 54% of revenue by the end of 2027.

In addition, moving forward Lovell Government Services will be the Company’s primary Federal Supply Schedule contract holder across all electroCore products, in both the VA and DoD markets. That will simplify how the Company’s products move through federal procurement and positions the Company to scale federal growth more efficiently and is expected to eliminate roughly 3% of general and administrative expense in transaction fees associated with direct sales.

Beyond the VA, the Company contracted a 1099 representative with a specific mandate to grow the Company’s presence within the Kaiser Permanente Georgia system and hired a W-2 employee to bring dedicated focus and expertise to Department of Defense and federal workers’ compensation.

Second Quarter 2026 Financial Results and Select Guidance

For the three months ended June 30, 2026, electroCore reported net sales of $9.5 million compared to $7.4 million during the same period in 2025, an increase of approximately 28% over the prior year. The increase of $2.1 million was primarily driven by growth in net sales of Quell Fibromyalgia products acquired from NURO in May 2025 and Rx gammaCore, which are sold to the VA, and continued growth in net sales of the Company’s nonprescription general wellness Truvaga products. During the remainder of 2026, the Company intends to generate the majority of its sales in the VA channel through the Company’s agreement with Lovell.

	Three months ended June 30,
Channel:	2026	2025
United States – Rx	$7,447	$5,693
General Wellness	1,306	1,014
Outside the United States	503	469
TAC-STIM	185	181
In-License / Other	9	24
Total Net Sales	$9,450	$7,381

	Six months ended June 30,
Channel:	2026	2025
United States – Rx	$14,868	$10,703
General Wellness	2,894	2,114
Outside the United States	1,005	967
TAC-STIM	227	271
In-License / Other	40	45
Total Net Sales	$19,034	$14,100

Gross profit increased $1.7 million to $8.2 million for the three months ended June 30, 2026 compared to the three months ended June 30, 2025. The increase in gross profit is attributable to the increased net sales. Gross margin decreased from 87.3% to 86.5% for the three months ended June 30, 2026 compared to the three months ended June 30, 2025. The decrease in gross margin was primarily due to an increase in our inventory reserve.

Research and development expense was $0.8 million in the second quarter of 2026, compared to $0.5 million in the second quarter of 2025. The increase was primarily due to increased studies and grants, higher stock-based compensation, and initial costs to develop enhancements to our Truvaga mobile application.

Selling, general and administrative expense was $10.1 million for the three months ended June 30, 2026, compared to $9.4 million in the prior year period. Sales and marketing increased $1.4 million from the prior year. The increase in sales and marketing expense was primarily driven by approximately $0.9 million of variable expenses that supported the $2.1 million increase in net sales, reflecting the operating leverage embedded in the Company’s platform as it scales.

General and administrative expense decreased $0.7 million from the prior year. The decrease was primarily attributable to $0.5 million in bad debt expense recorded in the second quarter of 2025 (associated with a TAC-STIM receivable) that did not recur, as well as a reduction in professional fees in the second quarter of 2026.

Total operating expenses in the three months ended June 30, 2026 were $10.9 million, compared to $9.9 million in the three months ended June 30, 2025.

GAAP net loss in the second quarter of 2026 was $3.1 million, compared to $3.7 million in the second quarter of 2025. The decrease in GAAP net loss was primarily attributed to higher gross profit associated with the increase in net sales, partially offset by variable sales and marketing expenses associated with the increase in sales. Net loss per share for the second quarter of 2026 was $0.33, compared to $0.44 in the second quarter of 2025.

Adjusted EBITDA net loss in the second quarter of 2026 was $1.8 million, compared to an adjusted EBITDA net loss of $2.4 million in the second quarter of 2025, an improvement of approximately $0.6 million, or 26%, year-over-year.

Adjusted EBITDA net loss is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measure” below for additional information and a reconciliation to GAAP net loss.

Total cash, cash equivalents, and marketable securities at June 30, 2026, was approximately $10.0 million, compared to approximately $11.6 million at December 31, 2025.

Full Year 2026 and Select 2027 Outlook

The Company is raising its full-year 2026 revenue guidance to greater than 30% annual growth over full-year 2025 and expects to achieve positive Adjusted EBITDA in the third quarter of 2027.

A reconciliation of forward-looking Adjusted EBITDA to the most directly comparable GAAP measure is not provided because the timing and magnitude of certain reconciling items cannot be reasonably predicted without unreasonable effort.

Webcast and Conference Call Information

electroCore’s management team will host a webcast and conference call today, August 6, 2026, beginning at 4:30 PM EDT.

Investors must register here to receive login credentials and be able to ask questions on the call. All attendees who prefer to participate in “Listen Only” mode may dial in as follows:

Dial-In: (646) 931-3860

Webinar ID: 849 0856 5421

Passcode: 305949

An archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. and its subsidiaries (“electroCore” or the “Company”) is a bioelectronic technology company whose mission is to improve health and quality of life through innovative non-invasive bioelectronic technologies. The Company’s leading prescription products are gammaCore non-invasive vagus nerve stimulation, or nVNS, indicated for the treatment of primary headache conditions, and Quell Fibromyalgia. The Company also commercializes its handheld and personal-use Truvaga and TAC-STIM™ nVNS products, which utilize bioelectronic technologies to promote general wellness and human performance.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its prescription gammaCore product, general wellness Truvaga and TAC-STIM products, Quell products, and other potential new products and markets; revenue guidance for the full year of 2026 and select Adjusted EBITDA guidance for 2027; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital; and the Company’s liquidity position, respectively, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “designed,” “intends,” and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore, TAC-STIM, Truvaga, and Quell, the risk the Company may not be able to maintain its listing on the Nasdaq Capital Market, the risk that expected cost savings from the revised sales incentive compensation structure and the Lovell arrangement will not materialize, FDA regulatory matters that may affect the Quell product line, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov including its Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Contact

ECOR Investor Relations

(973) 302-9253

investors@electrocore.com

ELECTROCORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$9,450	$7,381	$19,034	$14,100
Cost of goods sold	1,273	939	2,493	1,952
Gross profit	8,177	6,442	16,541	12,148
Operating expenses
Research and development	818	511	1,558	1,153
Selling, general and administrative	10,131	9,437	23,071	18,323
Total operating expenses	10,949	9,948	24,629	19,476
Loss from operations	(2,772)	(3,506)	(8,088)	(7,328)
Other (income) expense:
Interest and other income	(40)	(68)	(92)	(151)
Interest expense	321	5	639	10
Other expense	6	228	16	387
Total other expense	287	165	563	246
Loss before income taxes	(3,059)	(3,671)	(8,651)	(7,574)
Benefit from income taxes	-	-	321	48
Net loss	$(3,059)	$(3,671)	$(8,330)	$(7,526)
Net loss per share of common stock – Basic and Diluted	$(0.33)	$(0.44)	$(0.91)	$(0.91)
Weighted average common shares outstanding – Basic and Diluted	9,404	8,316	9,180	8,302

ELECTROCORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$8,501	$7,035
Marketable securities	1,543	4,576
Total assets	17,064	18,667
Current liabilities	11,674	11,348
Total liabilities	19,854	20,376
Total stockholders’ deficit	(2,790)	(1,709)

Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. Management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-based compensation expense, inventory reserve changes, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation and intellectual property litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NURO and other business development activities, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2026	2025	2026	2025
GAAP net loss	$(3,059)	$(3,671)	$(8,330)	$(7,526)
Depreciation and amortization	6	124	27	276
Stock-based compensation	755	506	1,791	1,045
Inventory reserve change	102	(55)	135	(143)
Severance and other related charges	58	-	1,483	180
Acquisition related expenses	-	228	-	373
Reserve for bad debt charge	-	548	-	548
Interest expense (income)	281	(58)	547	(141)
Benefit from income taxes	-	-	(321)	(48)
Non-recurring one-time charges	104	-	589	-
Adjusted EBITDA net loss	$(1,753)	$(2,378)	$(4,079)	$(5,436)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.